Exhibit 99.1

CEVA, Inc. Announces First Quarter 2020 Financial Results

●	Total revenue of $23.6 million, up 39% year-over-year
●	Robust licensing environment: licensing revenue of $14.5 million, up 32% year-over-year
●	Growing 5G penetration: agreements signed for 5G phase II RAN, fixed wireless access and wireless backhaul

MOUNTAIN VIEW, Calif., May 11, 2020 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of wireless connectivity and smart sensing technologies, today announced its financial results for the first quarter ended March 31, 2020.

Total revenue for the first quarter of 2020 was $23.6 million, a 39% increase compared to $17.0 million reported for the first quarter of 2019. First quarter 2020 licensing and related revenue was $14.5 million, an increase of 32% when compared to $11.0 million reported for the same quarter a year ago. Royalty revenue for the first quarter of 2020 was $9.1 million, an increase of 53% when compared to $6.0 million reported for the first quarter of 2019.

Thirteen license agreements were completed during the quarter, of which three were for smart sensing products and ten were for connectivity products. Three of the agreements were with first time customers. Customers’ target markets include 5G for base station RAN, 5G fixed wireless access and 5G backhaul, Wi-Fi 6 for IoT devices, true wireless stereo earbuds, vision and AI for drones, and voice assistants for a range of smart home and IoT devices. Geographically, four of the deals signed were in China, four were in Europe, three were in the U.S. and two were in the APAC region, including Japan.

Gideon Wertheizer, CEO of CEVA, stated: “We are extremely proud of our performance during the first quarter, despite the wide scale lockdowns and disruptions our customers are facing as a result of COVID-19. Our licensing activities continue to expand, and we are experiencing strong interest in particular for our 5G, Wi-Fi 6 and sensing technologies. Our royalty revenue performance demonstrates the strength of an increasingly diversified customer base, with IoT products and the introduction of a new low cost flagship smartphone offsetting the impact of supply chain disruptions in China during the first quarter. We continue to execute on our strategy and drive new product developments as we believe that these investments present further growth opportunities as the industry recovers from the pandemic.”

Net loss for the first quarter of 2020 was $1.2 million, as compared to a net loss of $2.3 million reported for the same period in 2019. GAAP diluted loss per share for the first quarter of 2020 was ($0.05), as compared to a GAAP diluted loss per share of ($0.10) for the same period in 2019.

Non-GAAP net income and diluted earnings per share for the first quarter of 2020 increased to $2.6 million and $0.11, respectively, from $0.3 million and $0.01 reported for the first quarter of 2019. Non-GAAP net income and diluted earnings per share for the first quarter of 2020 excluded: (a) equity-based compensation expense, net of taxes, of $3.1 million, (b) the impact of the amortization of acquired intangibles, net of taxes, of $0.7 million associated with the acquisition of the Hillcrest Labs business and investments in NB-IoT and Immervision technologies. Non-GAAP net income and diluted earnings per share for the first quarter of 2019 excluded: (a) equity-based compensation expense, net of taxes, of $2.3 million, and (b) the impact of the amortization of acquired intangibles of $0.3 million associated with the acquisition of RivieraWaves and an investment in NB-IoT technologies.

Yaniv Arieli, Chief Financial Officer of CEVA, stated: “We will continue to act responsibly and adapt to the dynamics of the COVID-19 impact, while maintaining our customer focus, and research and development roadmaps. During the quarter, the company repurchased approximately $4.8 million of its common stock. Our cash and cash equivalent balances, marketable securities and bank deposits were approximately $151 million at the end of the first quarter, with no debt.”

CEVA Conference Call

On May 11, 2020 CEVA management will conduct a conference call at 8:30 a.m. Eastern Time to discuss the operating performance for the quarter.

The conference call will be available via the following dial in numbers:

●	U.S. Participants: Dial 1-844-435-0316 (Access Code: CEVA)
●	International Participants: Dial +1-412-317-6365 (Access Code: CEVA)

The conference call will also be available live via webcast at the following link: https://www.webcaster4.com/Webcast/Page/984/33821. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing +1-877-344-7529 or +1-412-317-0088 (access code: 10141056) from one hour after the end of the call until 9:00 a.m. (Eastern Time) on May 25, 2020. The replay will also be available at CEVA's web site www.ceva-dsp.com.

Forward Looking Statement

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions.  Forward-looking statements include Mr. Wertheizer’s statement that the company’s investments present further growth opportunities as the industry recovers from the pandemic, as well as Mr. Arieli’s statement that the company will continue to act responsibly and adapt to the dynamics of the COVID-19 impact, while maintaining customer focus, and research and development roadmaps. The risks, uncertainties and assumptions that could cause differing CEVA results include: the duration of the COVID-19 pandemic; the extent and length of the shelter-in-place and other restrictions associated with the COVID-19 pandemic and the impact on customers, consumer demand and the global economy generally; the ability of the CEVA DSP cores and other technologies to continue to be strong growth drivers for us; our continued success in penetrating new markets and maintaining our market position in existing markets; our ability to diversify the company’s royalty streams, the ability of products incorporating our technologies to achieve market acceptance, the speed and extent of the expansion of 5G RAN and Wi-Fi 6, the maturation of the autonomous driving and IoT markets, the effect of intense industry competition and consolidation, global chip market trends, the possibility that markets for CEVA’s technologies may not develop as expected or that products incorporating our technologies do not achieve market acceptance; our ability to timely and successfully develop and introduce new technologies; and general market conditions and other risks relating to our business, including, but not limited to, those that are described from time to time in our SEC filings.  CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

About CEVA, Inc.

CEVA is the leading licensor of signal processing platforms and artificial intelligence processors for a smarter, connected world. We partner with semiconductor companies and OEMs worldwide to create power-efficient, intelligent and connected devices for a range of end markets, including mobile, consumer, automotive, industrial and IoT. Our ultra-low-power IPs for vision, audio, communications and connectivity include comprehensive DSP-based platforms for LTE/LTE-A/5G baseband processing in handsets, infrastructure and cellular IoT (NB-IoT and Cat-M) enabled devices, advanced imaging and computer vision for any camera-enabled device, audio/voice/speech and ultra-low power always-on/sensing applications for multiple IoT markets. For artificial intelligence, we offer a family of AI processors capable of handling the complete gamut of neural network workloads, on-device. For connectivity, we offer the industry’s most widely adopted IPs for Bluetooth (low energy and dual mode) and Wi-Fi (Wi-Fi 4 (802.11n), Wi-Fi 5 (802.11ac) and Wi-Fi 6 (802.11ax) up to 4x4). Visit us at www.ceva-dsp.com and follow us on Twitter, YouTube, Facebook, LinkedIn and Instagram.

For More Information Contact:

Yaniv Arieli CEVA, Inc. CFO +1.650.417.7941 yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. VP Market Intelligence, Investor & Public Relations +1.650.417.7976 richard.kingston@ceva-dsp.com

CEVA, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME – U.S. GAAP

U.S. dollars in thousands, except per share data

	Quarter ended
	March 31,
	2020	2019
	Unaudited	Unaudited
Revenues:
Licensing and related revenues	$14,495	$11,011
Royalties	9,120	5,958

Total revenues	23,615	16,969

Cost of revenues	2,751	2,023

Gross profit	20,864	14,946

Operating expenses:
Research and development, net	15,113	12,330
Sales and marketing	3,168	3,021
General and administrative	3,664	2,317
Amortization of intangible assets	582	210

Total operating expenses	22,527	17,878

Operating loss	(1,663)	(2,932)
Financial income, net	831	800

Loss before taxes on income	(832)	(2,132)
Taxes on income	353	165

Net loss	$(1,185)	$(2,297)

Basic and diluted net loss per share	$(0.05)	$(0.10)
Weighted-average shares used to compute net loss per share (in thousands):
Basic	22,421	21,917
Diluted	22,421	21,917

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

U.S. Dollars in thousands, except per share amounts

	Quarter ended
	March 31,
	2020	2019
	Unaudited	Unaudited
GAAP net loss	(1,185)	(2,297)
Equity-based compensation expense included in cost of revenues	158	136
Equity-based compensation expense included in research and development expenses	1,623	1,362
Equity-based compensation expense included in sales and marketing expenses	451	356
Equity-based compensation expense included in general and administrative expenses	875	562
Income tax benefit related to equity-based compensation expenses	(49)	(137)
Amortization of intangible assets, net of taxes, related to acquisitions of RivieraWaves and Hillcrest Labs business, investments in NB-IoT and Immervision technologies	693	289
Non-GAAP net income	$2,566	$271

GAAP weighted-average number of Common Stock used in computation of diluted net loss per share (in thousands)	22,421	21,917
Weighted-average number of shares related to outstanding stock-based awards (in thousands)	506	775

Weighted-average number of Common Stock used in computation of diluted earnings per share, excluding the above (in thousands)	22,927	22,692

GAAP diluted loss per share	$ (0.05)	$ (0.10)
Equity-based compensation expense, net of taxes	$0.13	$0.10
Amortization of intangible assets, net of taxes, related to acquisitions of RivieraWaves and Hillcrest Labs business, investments in NB-IoT and Immervision technologies	$0.03	$0.01

Non-GAAP diluted earnings per share	$0.11	$0.01

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. Dollars in thousands)

	March 31,	December 31,
	2020	2019 (*)
	Unaudited	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$22,903	$22,803
Marketable securities and short-term bank deposits	126,390	121,782
Trade receivables, net	16,426	11,066
Unbilled receivables	8,499	17,241
Prepaid expenses and other current assets	6,981	5,660
Total current assets	181,199	178,552
Long-term assets:
Bank deposits	1,296	5,368
Severance pay fund	9,827	9,881
Deferred tax assets, net	11,753	10,605
Property and equipment, net	7,944	7,879
Operating lease right-of-use assets	10,608	11,066
Goodwill	51,070	51,070
Intangible assets, net	12,771	13,424
Other long-term assets	9,449	9,176
Total assets	$295,917	$297,021

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade payables	$925	$701
Deferred revenues	4,034	3,642
Accrued expenses and other payables	20,279	19,642
Operating lease liabilities	2,375	2,393
Total current liabilities	27,613	26,378

Long-term liabilities:
Accrued severance pay	10,607	10,551
Operating lease liabilities	7,788	8,273
Other accrued liabilities	637	662
Total liabilities	46,645	45,864

Stockholders’ equity:
Common stock	22	22
Additional paid in-capital	225,583	228,005
Treasury stock	(36,033)	(39,390)
Accumulated other comprehensive income (loss)	(349)	94
Retained earnings	60,049	62,426
Total stockholders’ equity	249,272	251,157
Total liabilities and stockholders’ equity	$295,917	$297,021

(*) Derived from audited financial statements